Exhibit 99.3

                           CSB BANCORP
                    MAIN AND SEVENTH STREETS
                   PETERSBURG, INDIANA  47567


                         __________, 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of CSB Bancorp ("CSB"), to be held at the Southside branch of The Citizens State Bank of Petersburg located at Highway 61 and Illinois Street, Petersburg, Indiana, on
______________, 1998, at _______ [a.m./p.m.], local time.

     The purpose of the meeting is to consider and vote upon adoption of the Agreement and Plan of Reorganization and the related Plan of Merger under which CSB will merge with a wholly owned subsidiary of German American Bancorp ("German American"). If the proposed merger is consummated, shares of CSB Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors believes that the proposed merger is in the best interests of CSB and its shareholders and has unanimously approved the proposed merger. Attached are a notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and German American.
Whether you plan to attend the meeting, please mark, sign, date, and promptly return the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION
OF THE PROPOSED MERGER.

                                   Very truly yours,



                                   Jerry A. Church
                                   Executive Vice President



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